Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Odyssey Re Holdings Corp. our report dated December 4, 2009 relating to the financial statements of HWIC Asia Fund which appears in Odyssey Re Holdings Corp.’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
(Signed) “PricewaterhouseCoopers LLP”
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
December 4, 2009
“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the
PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate and independent legal entity.